SECURITIES LENDING AGREEMENT

Customer Agreement

AGREEMENT, made as of this _____ day of __________ 2006, by and between U.S. Bancorp Asset Management, Inc., a Delaware corporation (hereinafter referred to as “USBAM”), and Baird Funds, Inc. (“Baird Funds”) a Wisconsin corporation, on behalf of each respective series identified in Exhibit A attached hereto (each such series hereinafter referred to as a separate “Customer”).

WITNESSETH:

WHEREAS, Baird Funds is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”) which offers its shares in separate series, with each such series representing a separate and distinct pool of cash, securities, and other assets; and

WHEREAS, U.S. Bank National Association, a national banking association, acts as custodian of the assets of each Customer (the “Custodian”) pursuant to a separate Custodian Agreement between Baird Funds, on behalf of each Customer, and the Custodian; and

WHEREAS, each Customer heretofore has opened one or more separate accounts with the Custodian, as such custodian (the account or accounts of each separate Customer being referred to in this Agreement collectively as that Customer’s “Account”); and

WHEREAS, each Customer now desires to have USBAM engage in securities lending as Customer’s agent with respect to securities from time to time held in its Account; and

WHEREAS, USBAM and each Customer desire to specify the terms and conditions under which such securities lending will be performed; and

WHEREAS, USBAM understands that Baird Funds is permitted to engage USBAM as such securities lending agent only in accordance with the 1940 Act, the rules and regulations, thereunder, and the terms and conditions of the applicable Securities and Exchange Commission no-action letters, including without limitation those entitled Sife Trust Fund (Feb. 17, 1982), Norwest Bank Minnesota, N.A. (May 25, 1995) and The Chase Manhattan Bank (July 24, 2001) (the “Chase No-Action Letter”) (such laws, rules, regulations and letters being referred to herein collectively as the “SEC Requirements”); and

WHEREAS, Robert W. Baird & Co. Incorporated acts as investment adviser to each Customer (referred to herein in such capacity as the “Adviser”); and

WHEREAS, pursuant to the SEC Requirements, the Adviser is permitted to delegate to USBAM, subject to monitoring by the Adviser, the tasks of entering into securities loans on behalf of the Customers with pre-approved borrowers on pre-approved terms, and investing cash received as collateral for the loans in instruments pre-approved by the Adviser, provided that such delegation of authority, as well as the borrowers, loan terms and investment instruments pre-approved by the Adviser, are detailed in writing.

NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings set forth herein, the parties hereto agree as follows:

1.	Definitions: For purposes hereof:

a.
“Borrower” shall be one or more registered broker-dealers, or other eligible borrowers as defined under the Employee Retirement Income Security Act of 1974, as amended, with which USBAM has established a securities loan agreement whereby Borrower may borrow securities which USBAM lends from a Customer’s Account, and which have been approved by the Adviser. Such Borrowers are listed in Exhibit B attached hereto. Borrowers may be added to or deleted from Exhibit B by (i) the Adviser by means of written notice delivered by the Adviser to USBAM, or (ii) written notice delivered by USBAM to the Adviser which is approved in writing by the Adviser.

b.
“Collateral” shall be collateral which the Custodian shall receive from Borrower(s) to secure Loans on behalf of a Customer in the form of (i) cash (“Cash Collateral”), (ii) securities issued or guaranteed by the United States Government or its agencies, or (iii) such bank letter of credit or equivalent obligation as may be pre-approved by the Adviser.

c.	“Loans” shall be the lending of securities to Borrower(s) from a Customer's Account.

d.
“Loaned Securities” shall be those securities which are loaned to the Borrower(s) by USBAM from a Customer’s Account, securities identical to such securities, or securities equivalent to such loaned securities in the event of a reorganization, recapitalization or merger affecting the originally loaned securities.

e.
“Mark to Market” shall be the procedure whereby USBAM determines the market value of securities Collateral and Loaned Securities based upon final publicly quoted prices as of the close of business daily. Such market value (the “Market Value”) of Loaned Securities and securities Collateral shall be determined as of the close of business on the preceding business day in accordance with the pricing policies and procedures approved and adopted by Baird Funds; or such other reasonable valuation method as is agreed upon among USBAM, the Adviser and the Borrower. The face value of Cash Collateral shall be deemed to be its market value as of the close of business daily.

2.	Appointment and Acceptance. Each Customer hereby appoints USBAM as its agent for the purpose of lending securities from its Account; and USBAM hereby agrees to act in such capacity.

3.
Delivery of Securities; Receipt of Collateral; Return of Collateral. Until given written notice of termination pursuant to Section 16, each Customer hereby authorizes USBAM, and USBAM agrees, to undertake the following:

a.
To enter into securities loan agreements with Borrowers which set forth terms consistent with this Agreement. All such securities loan agreements shall include substantially the terms contained in Exhibit C attached hereto or such other terms as may be approved from time to time in writing by the Adviser. Any Customer may direct USBAM not to enter into securities loans with any particular Borrower, or not to enter into securities loans with respect to particular securities or types of securities, as the Customer specifies by written notice to USBAM.

b.
To negotiate fees with Borrowers on commercially reasonable terms in connection with securities lending, subject to the following requirements: In the case of a Loan for which the Collateral is Cash Collateral, USBAM shall negotiate a loan rebate fee to be paid by the Custodian to the Borrower on behalf of the Customer. In the case of a Loan for which the Collateral is non-cash, USBAM shall negotiate a securities lending fee to be paid by the Borrower.

c.
To instruct the Custodian to deliver to Borrowers, from time to time, such securities held in a Customer’s Account as USBAM may in its discretion select for securities lending, subject to limitations contained in the SEC Requirements and the respective Customers’ prospectuses and statements of additional information concerning the percentages of a Customer’s assets which may be subject to securities lending transactions at any one time.

d.
To use the securities lending services, and/or to request the Custodian to use the custodial services, of other financial institutions as agents of USBAM or the Custodian, as the case may be, for the benefit of the Customers and the Accounts, as USBAM in its discretion shall determine to be necessary or desirable to perform securities lending on behalf of the Customers.

e.
In connection with each Loan, to instruct the Custodian to receive, at the time the securities are loaned, from the Borrower Collateral of a value at least equal to 102% of the then Market Value of the Loaned Securities (or 105% in the case of foreign Loaned Securities) and accrued interest, if any. Such Collateral shall be held as security for the due and punctual performance by the Borrower of any and all of the Borrower’s obligations under the Borrower’s securities loan agreement with USBAM.

f.
Except as permitted hereunder, to instruct the Custodian to hold each Customer’s Collateral separate and apart from other securities lending collateral held by the Custodian for other customers of the Custodian in a manner such that each Customer shall have a perfected security interest in such Collateral free and clear of any creditor of any Borrower, the Custodian or USBAM, and each Customer’s specific interest in that Customer’s Collateral shall at all times be noted in the records of the Custodian [and USBAM]. Each Customer acknowledges that USBAM may instruct the Custodian to pool each of the Customers’ Cash Collateral in one or more joint accounts for investment purposes in accordance with the terms and conditions of the Chase No-Action Letter.

g.
To invest Cash Collateral in the types of investments listed in Exhibit D attached hereto. Types of investments may be added to or deleted from Exhibit D by (i) the Adviser by means of written notice delivered by the Adviser to USBAM, or (ii) written notice delivered by USBAM to the Adviser which is approved in writing by the Adviser.

h.
Upon termination of any Loan, to instruct the Custodian to return the Collateral to the Borrower so long as the Borrower is not in default and the Custodian receives the Loaned Securities from the Borrower.

i.
To instruct the Custodian to receive from the Borrower payments in amounts equal to all cash dividends and interest due and payable with respect to the Loaned Securities, and to dispose of such payments pursuant to the instructions of the Adviser. Provided that there is no default by the Borrower, in cases where the Borrower has provided non-cash Collateral, USBAM shall instruct the Custodian to pay to the Borrower all dividends and interest payments received by the Custodian on securities which are held as Collateral.

j.	To originate or terminate any Loan at any time as USBAM may determine pursuant to the terms of this Agreement, without prior notice to the Customer.

k.
In connection with Customers’ Loaned Securities, to instruct the Custodian to collect securities lending fees owed by Borrowers and income earned on Cash Collateral investments, and to dispose of such monies pursuant to Sections 3(b) and 8 of this Agreement.

l.	To disclose the names of Customers to any Borrower, or to any party to an investment entered into pursuant to Section 3(g) above, as USBAM may in its discretion deem necessary.

4.
Voting Rights. No Customer shall retain voting rights of Loaned Securities while loaned to any Borrower, unless other arrangements are made with the Borrower. However, each Customer shall have the right to terminate a loan at any time so that the Loan Securities are returned promptly in order for the Customer to vote proxies on matters that affect or potentially will affect the Customer’s investment in the Loan Securities.

5.
Mark to Market. USBAM shall on a daily basis (a) Mark to Market Loaned Securities and Collateral, and (b) demand additional Collateral from the Borrower or, on demand, instruct the Custodian to release excess Collateral to the Borrower, whenever either action is required pursuant to the securities loan agreement with the Borrower. USBAM shall require that the Borrower provide Collateral for Loaned Securities equal to at least 100% of the Market Value of the Loaned Securities and any accrued interest thereon as of the close of business on each preceding business day.

6.
Accountings.  USBAM shall include in a regular report to each Customer to be produced on a daily basis a listing of all securities loans outstanding. On a monthly basis USBAM shall provide to each Customer an accounting of all securities lending transactions.

7.	Loan Termination by Customers.

a.
Unless otherwise agreed, any Customer may at any time, and in its sole discretion, elect to terminate a Loan upon notice to USBAM. Upon receipt of such notice, USBAM shall notify the appropriate Borrower for return of the Loaned Securities as provided in USBAM’s securities loan agreement with the Borrower and shall take such other action as necessary to ensure the prompt return of the Loaned Securities.

b.
The Customer or its agent shall immediately notify USBAM of the Customer’s intention to sell a security which is in its Account. Such notice shall in no event be given later than 3:00 p.m. Central Time on the trade date established by the Customer for the sale of such security. USBAM shall not be liable to the Customer for failed trades occurring at settlement of such a sale if timely notice is not given by the Customer as required by this Section 7.

c.
USBAM shall be deemed to have received appropriate notice as required by this Section 7 upon receipt of written or oral directions (i) signed or given by any person whose name and signature is listed on the most recent certificate delivered by the Customer to USBAM which lists those persons authorized to give directions in the name and on behalf of the Customer or (ii) signed or given by any other person(s), including the Adviser, duly authorized by the Customer to give directions to USBAM hereunder or whom USBAM reasonably believes to be so authorized. Appropriate notice as required by this Section 7 shall include notice sent to USBAM by letter, memorandum, telegram, cable, telex, telecopy facsimile, e-mail, video (CRT) terminal or other “on-line” system, or similar means of communication, or given over the telephone or in person.

8.	Fees.

a.
Each Customer shall pay fees to USBAM in the amount and at such times set forth on Exhibit E attached hereto and made a part hereof as though fully set forth herein. The provisions of Exhibit E may be amended from time to time by mutual agreement of Baird Funds and USBAM. USBAM shall instruct the Custodian to charge such fees against the net income (after payment of the loan rebate fee) received as proceeds from securities lending transactions; provided, however, that if not so charged, the Customer shall pay such fees.

b.
Any loan rebate fee incurred by a Customer arising from the receipt of cash as Collateral for Loaned Securities shall be charged by the Custodian, upon instruction by USBAM, against the gross income received by the Customer as proceeds from securities lending transactions and the Custodian, upon instruction by USBAM, shall pay such loan rebate fee to the appropriate Borrower on behalf of the Customer; provided, however, that if not so charged, the Customer shall pay such loan rebate fee.

9.	Customer Representations and Warranties.

a.
Each Customer represents and warrants that: (i) the Customer has the legal right, power and authority to execute, deliver and perform this Agreement and to carry out all of the transactions contemplated hereby; (ii) the execution and delivery of this Agreement by the Customer will not violate any provision of its charter, bylaws or any other governing documents, or any law, or any regulation, interpretation or order or any court or other government agency, or judgment, applicable to the Customer; (iii) the Customer has obtained all necessary authorizations, including those from any persons who may have an interest in the Account securities, including the consent or approval of any governmental agency or instrumentality; (iv) the execution, delivery and performance of this Agreement and the carrying out of any of the transactions contemplated hereby will not be in conflict with, result in a breach of or constitute a default under any agreement or other instrument to which the Customer is a party or which is otherwise known to the Customer, including but not limited to, liens against and/or pledges of Account securities; and (v) all persons executing this Agreement on behalf of the Customer and carrying out the transactions contemplated hereby on behalf of the Customer are duly authorized to do so.

b.
Without limiting the generality of Section 9(a), each Customer represents, warrants and covenants that it is in compliance, and will continue to comply, with all the SEC Requirements, including without limitation all approvals, authorizations, delegations, designations, determinations, procedures, guidelines, oversight and record-keeping by the Customer’s Board of Directors (or equivalent governing body) and/or the Adviser contemplated or required by the SEC Requirements. In particular, the Customer’s Board of Directors has approved this Agreement (including all exhibits), and the Customer’s Board of Directors, or the Adviser, acting within general guidelines established by the Board of Directors, has determined that the securities lending fees payable to USBAM are reasonable and based solely on the services to be rendered by USBAM pursuant hereto.

c.
The Customer is aware that it is possible to loan portfolio securities without incurring the securities lending fees payable pursuant hereto by administering such a program itself, rather than hiring USBAM.

d.	The customer is not an “employee benefit plan” as defined in ERISA.

10.
USBAM Responsibilities. USBAM’s duties and responsibilities shall only be those expressly set forth in this Agreement. USBAM shall not be responsible for any loss or liability arising from USBAM’s performance of its duties under this agreement, except for direct loss or liability (but not consequential or punitive damages) arising from USBAM’s breach of this Agreement, violation of applicable law or willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement.

11.
Customer Responsibilities. The Customer acknowledges that USBAM is acting as agent on the Customer's behalf in connection with the lending of the Customer's assets and the investment of cash received as Collateral for such Loans. The Customer understands that it bears the risk of investment loss, including any decline in value of Cash Collateral investments, except to the extent such loss relates to investments in instruments that have not been pre-approved by the Adviser.

12.	Indemnification.

(a)	In the event of a Borrower’s material default on any loan due to a Borrower’s insolvency, a Borrower’s failure to return Loaned Securities or otherwise, USBAM shall:

(i)	at its own expense, deposit replacement securities of the same CUSIP to the Customer’s Account as soon as practicable, or

(ii)
if USBAM is unable to obtain replacement securities, USBAM shall deposit to Customer’s Account funds in an amount equal to the Market Value of such Loaned Securities. The Market Value shall be calculated (1) in the case of a Borrower insolvency, on the date of such insolvency, or (2) in the case of a Borrower’s failure to return Loaned Securities or other type of default, on the date that USBAM deposits funds to the Customer’s Account.

(b)
If the Market Value of the Collateral on the date of such replacement or credit is less than that which is required to purchase replacement securities or to credit equivalent funds to the Customer’s Account as a result of a decrease in the Market Value of investments of Cash Collateral, USBAM will not be responsible for such decrease. In such event, USBAM shall purchase and deposit replacement securities, or deposit cash to the Customer’s Account, in an amount equal to the then current Market Value of Cash Collateral investments.

(c)	The Customer agrees that USBAM shall be subrogated to the rights of the Customer in the Collateral and against the Borrower to the extent of any amount paid by USBAM to the Customer hereunder.

(d)
With respect to its use in this Section 12, a Borrower’s “insolvency” is defined to mean any of the following: (i) the Borrower shall commence any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or seek the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property; (ii) any case, proceeding or appointment referred to in the preceding Clause (i) shall be commenced against the Borrower, or any application shall be filed against the Borrower for a protective decree under the provisions of the Securities Investor Protection Act of 1970, any of which (aa) is consented to or not timely contested by the Borrower, (bb) results in the entry of any order for relief, such an appointment, the issuance of such a protective decree or the entry of any order having a similar effect, or (cc) is not dismissed within 15 days; (iii) the Borrower shall make a general assignment for the benefit of creditors; or (iv) the Borrower shall admit in writing its inability to pay its debts as they become due.

13.
SEC Requirements to Control. In the event that any provisions of this Agreement are found to be inconsistent with the provisions of the SEC Requirements, the parties agree, to the extent of such inconsistency, to be bound by the provisions of the SEC Requirements.

14.
Agreement Modification. This Agreement, together with the Exhibits hereto, contains a complete statement of the parties with respect to its subject matter, supersedes all existing agreements between them concerning the subject and cannot be amended or modified in any manner except by a written agreement executed by all parties hereto. Notwithstanding the foregoing, Exhibit B may be amended in the manner set forth in Section 1(a); Exhibit D may be amended in the manner set forth in Section 3(g); and, pursuant to Section 8(a), either party may renegotiate the fee schedule set forth in Exhibit E.

15.
Notice. Any notice required to be given in writing under this Agreement shall be delivered by hand or mailed by registered mail, postage prepaid, to U.S. Bancorp Asset Management, Inc., 800 Nicollet Mall, Minneapolis, Minnesota 55402, Attention: Emil C. Busse, Jr., or such other address provided by USBAM to the Customer, and to each Customer at its most recent address provided to USBAM.

16.
Termination. This Agreement may be terminated at any time by USBAM or any Customer upon five business days prior written notice to the other party. All outstanding Loans, unless a Customer shall specify otherwise, shall remain outstanding until such Loans terminate pursuant to the securities loan agreement with Borrower, even if such date is past the termination date established by either party pursuant to this Section 16.

17.
Assignment. This Agreement shall not be assignable by USBAM or any Customer without the written consent of the other party, except that, with advance notice to Baird Funds, USBAM may assign this Agreement to an affiliate of USBAM. Subject to the preceding sentence hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

18.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota without reference to its conflicts or choice of law principles.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

BAIRD FUNDS, INC. on behalf of each series thereof listed on Exhibit “A” hereto

By /s/ Charles Weber
Its Secretary

U.S. BANCORP ASSET MANAGEMENT, INC.

By /s/ Emil C. Busse Jr.
Its Managing Director

Robert W. Baird & Co. Incorporated, as the “Adviser” referred to herein, hereby delegates to U.S. Bancorp Asset Management, Inc., subject to monitoring by the Adviser, the tasks of entering into securities loans by the Customers with pre-approved borrowers on pre-approved terms, and investing cash received as collateral for the loans in instruments pre-approved by the Adviser, all upon the terms and conditions hereinabove set forth.

ROBERT W. BAIRD & CO. INCORPORATED

By /s/ Mary Ellen Stanek
Its Managing Director

GUARANTY

In consideration of Baird Funds, on behalf of the Customers, agreeing to enter into this Agreement, U.S. Bank National Association ("U.S. Bank"), the corporate parent of USBAM, hereby agrees to unconditionally and irrevocably guaranty the prompt and complete performance and full payment of each obligation of USBAM hereunder when due (including, without limitation, all indemnification obligations) as if U.S. Bank were itself a signatory to the Agreement. U.S. Bank hereby agrees that U.S. Bank's obligations under the terms of this Guaranty are absolute and unconditional under any and all circumstances and that until USBAM's obligations under this Agreement are fully and finally satisfied, such obligations and liabilities shall not be discharged, assigned or released, in whole or in part, by U.S. Bank.

U.S. BANK N. A.

By
Its

EXHIBIT A

List of Funds/Portfolios

Baird LargeCap Fund
Baird Intermediate Bond Fund
Baird Aggregate Bond Fund
Baird Core Plus Bond Fund
Baird Short-Term Bond Fund
Baird Mid Cap Growth Fund
Baird Small Cap Fund

EXHIBIT C

SECURITIES LOAN AGREEMENT
Form of Borrower Agreement

AGREEMENT, made this ______ day of _______________, 200__, by and between U.S. Bancorp Asset Management, Inc., a Delaware corporation (the “Lender”), as agent on behalf of certain of its securities lending customer accounts (the “Accounts”), and ___________________ _____________________, a ________________________________________ having an office in ______________________________________ (the “Borrower”).

WITNESSETH:

WHEREAS, subject to the provisions hereinafter set forth, the Lender desires to lend to the Borrower from time to time securities held in the Accounts or other similar situations; and

WHEREAS, subject to the provisions hereinafter set forth, the Borrower desires to borrow from time to time securities held in the Accounts for the purpose of covering short sales or failures-to-deliver incurred by the Borrower or its customers;

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual undertakings of the parties hereto, the Lender and the Borrower, on behalf of themselves and their respective successors and assigns, hereby agree as follows:

Section 1. Loan of Securities. Subject to the terms and conditions of this Agreement, either party hereto may orally initiate a transaction whereby Lender may, from time to time as agent for its securities lending customers, lend securities to the Borrower (the “Loan”). The parties shall agree orally on the terms of each Loan, including the issuer of the securities and the amount of securities to be lent (the “Loaned Securities”), the basis of compensation, and the amount of collateral to be delivered by the Borrower (the “Collateral”); which terms may be amended during the Loan. Notwithstanding the provisions in this Agreement with respect to when a Loan occurs, a Loan hereunder shall not occur until the Loaned Securities and the Collateral therefor are delivered.

(a) The Lender shall deliver the Loaned Securities and any required instruments of transfer to the Borrower against receipt from the Borrower of Collateral on any business day if the Lender receives the Borrower’s request to borrow the Loaned Securities prior to the time after which the applicable central depository or Federal Reserve Bank will no longer accept a transaction for completion; or shall deliver the Loaned Securities and any required instruments of transfer to the Borrower against receipt from the Borrower of Collateral on the business day next succeeding the date on which the Borrower requests to borrow the Loaned Securities if such request is made after the aforementioned times.

(b) WITHOUT WAIVING ANY RIGHTS GIVEN TO THE LENDER HEREUNDER, IT IS UNDERSTOOD AND AGREED THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE LENDER WITH RESPECT TO LOANED SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO THE LENDER MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF THE BORROWER’S OBLIGATIONS IN THE EVENT THE BORROWER FAILS TO RETURN THE LOANED SECURITIES.

Section 2.  Collateral.

(a) Type and Amount. The Collateral which is to be delivered by the Borrower to the Lender in accordance with Section 1 hereof, shall consist of either (i) cash transferred to the Lender by (I) wire transfer, (II) certified or official bank check or checks in clearing house (i.e., next day) funds payable to the Lender (both I and II collectively the “Cash Collateral”), or (III) credit to an account maintained by the Lender at a financial institution or depository and designated by the Lender as the account to which Cash Collateral may be transferred; (ii) direct general obligations of, or obligations the payment of the principal of, and interest on, which are unconditionally guaranteed by the United States of America [or its agencies?] (“Government Securities”) (“Securities Collateral”); or (iii) an unconditional and irrevocable letter of credit issued to the Lender as beneficiary by a bank other than the Borrower or an affiliate thereof, which is acceptable to the Lender (“Credit Collateral”). The market value of the Collateral to be delivered on the day a Loan is made shall equal at least one hundred two percent of the market value of the Loaned Securities and any accrued interest thereon (or at least one hundred five percent in the case of foreign Loaned Securities), as of the close of business on the first business day next preceding the day on which the Loan is made. For purposes of this Agreement, the market value of the Loaned Securities and the Collateral shall be deemed to be in the case of equity and corporate securities their closing price on the exchange on which they are traded as of the close of business on the preceding business day, and in the case of Government Securities their ending bid price as listed in pricing sources utilized by the Lender as of the close of business on the preceding business day. The term “Collateral” shall include any securities in which any Collateral may be invested, all proceeds of any such investment and all securities and other properties exchanged therefore or distributed with respect thereto, any substitute Collateral delivered by the Borrower to the Lender in accordance with Subsection (b) hereof and any additional Collateral delivered by the Borrower to the Lender in accordance with Subsection (c) hereof.

(b) Substitution of Collateral. With the prior consent of the Lender, the Borrower may substitute Collateral of the type specified in Subsection (a) hereof for Collateral previously delivered by the Borrower to the Lender, provided such substitute Collateral has a market value on the date of substitution at least equal to that of the Collateral for which it is being substituted.

(c) Mark to Market. If, at the close of trading on any business day, the market value of the Collateral falls below one hundred two percent of the then market value of the Loaned Securities and any accrued interest thereon, the Lender may, by oral notice to the Borrower given on the next business day not later than 10:00 a.m. New York Time, in the case of Government Securities, or 11:30 a.m. New York Time, in the case of equity or corporate securities, demand that the Borrower deliver additional Collateral of the type specified by the Lender, with a market value which, when added to the market value of the Collateral then held by the Lender, will equal at least one hundred two percent of the then market value of the Loaned Securities and any accrued interest thereon. If, at the close of trading on any business day, the then market value of the Collateral held with respect to the Loaned Securities exceeds one hundred two percent of the then market value of the Loaned Securities and any accrued interest thereon the Borrower may, by oral notice to the Lender given on the next business day not later than 10:00 a.m. New York Time, in the case of Government Securities, or 11:30 a.m. New York Time, in the case of equity or corporate securities, demand that the Lender return to the Borrower an amount of Collateral equal to the amount by which the market value of the Collateral exceeds one hundred two percent of the then market value of the Loaned Securities and any accrued interest thereon. All demands made pursuant to this Subsection (c) shall be complied with not later than the close of business on the same business day if such demand is given by the aforementioned times. Notwithstanding the foregoing, if such Loaned Securities are foreign securities, the return of excess Collateral by the Lender and the delivery of additional Collateral by the Borrower shall be based upon and determined by a then market value of the foreign Loaned Securities and any accrued interest thereon of one hundred five percent.

(d) Lender’s Rights with Respect to Cash Collateral. The Lender shall have the right to use or invest any Cash Collateral, which shall include cash received upon the maturity of any Securities Collateral and any other Cash Collateral received by the Lender in connection with a Loan to the Borrower, and, notwithstanding the Borrower’s right, if any, to receive a loan rebate fee in connection with its delivery of Cash Collateral, any interest or other income received as a result of investing Cash Collateral shall become, and remain, the property of the Lender.

(e) Security Interest in Collateral. As security for the due and punctual performance by the Borrower of any and all obligations of the Borrower hereunder in accordance with the terms hereof, the Borrower hereby grants to the Lender a continuing security interest in the Collateral, whether now or hereafter existing or acquired and all present and future proceeds of the Collateral, including but not limited to, any property in which the Collateral may be invested. Upon substitution or addition of Collateral hereunder, the security interest granted herein shall immediately attach to each item of such substitute or additional Collateral. Except for the security interest granted hereby, the Borrower shall not create or suffer to exist any security interest, lien or encumbrance with respect to the Collateral. Subject to the provisions of Subsection (c) hereof, in no event shall the Lender be obligated to return the Collateral, or any part thereof, to the Borrower, except upon the return by the Borrower of the Loaned Securities in accordance with Section 4(a).

Section 3.  Lender’s and Borrowers’ Rights with Respect to Loaned Securities.

(a) Loaned Securities Proceeds. All interest, dividends and other payments and distributions of cash or property with respect to the Loaned Securities, and all options, warrants, rights, privileges and other securities of every kind distributed with respect thereto or in exchange thereof, shall be, and remain, the property of the Lender. Any cash distributions made on or in respect of the Loaned Securities, which the Lender is entitled to receive pursuant to this section, shall be paid to the Lender by the Borrower upon receipt by the Borrower of such cash if payment is received in immediately available funds, or in the case of clearing house funds, on the business day following receipt by the Borrower. Non-cash distributions received by the Borrower shall be added to the Loaned Securities and shall be considered such for all purposes, except that if the Loan has terminated, the Borrower shall forthwith deliver the same to Lender.

(b) Collateral Proceeds. The Borrower shall be entitled to receive all distributions made on or in respect of non-cash Collateral the payment dates for which occur during the term of the Loan and which are not otherwise received by the Borrower, to the full extent it would be so entitled if the Collateral had not been delivered to the Lender. Any distributions made on or in respect of such Collateral which the Borrower is entitled to receive hereunder shall be paid by the Lender to the Borrower upon receipt by the Lender if payment is received in immediately available funds, or in the case of clearing house funds, on the business day following receipt by the Lender, so long as the Borrower is not in default at the time of receipt of such payment.

(c) Voting of Loaned Securities. The Lender hereby waives any right to vote any Loaned Securities during the term of the Loan thereof.

(d) Ownership of Loaned Securities. No Loan or delivery of securities made under this Agreement shall be construed to constitute a purchase or sale of the securities so Loaned or delivered, the Lender retaining ownership of the Loaned Securities at all times during the period of any Loan hereunder. Until a Loan is terminated in accordance with this Agreement, Borrower shall have all the incidents of ownership of the Loaned Securities, including the right to sell or transfer the Loaned Securities to others, provided that the foregoing shall not be deemed to modify or limit the Borrower’s obligating under Section 4 herein.

Section 4.  Termination of the Loan

(a) Unless otherwise agreed, (i) Borrower may terminate a Loan on any business day by giving notice to Lender before 10:00 a.m. New York Time in the case of Government Securities, or 11:30 a.m. New York Time in the case of equity or corporate securities, on such business day, and (ii) Lender may terminate a Loan on a termination date established by notice given to Borrower prior to the close of business on a business day. The termination date established by a termination notice given by Lender to Borrower shall be a date no earlier than the standard settlement date for trades of the Loaned Securities entered into on the date of such notice, which date shall, unless Borrower and Lender agree to the contrary, be (i) in the case of Government Securities, the next business day following such notice and (ii) in the case of all other securities, the third business day following such notice. Unless otherwise agreed, Borrower shall transfer the Loaned Securities to Lender prior to the time after which the applicable central depository or Federal Reserve Bank will no longer accept a transaction for completion on the termination date of a Loan, provided, however, that upon such transfer by Borrower, Lender shall transfer the Collateral to Borrower in accordance with the Agreement. In the case of Credit Collateral, the return of the Loaned Securities shall be considered settlement.

(b) Events of Default. The occurrence of any one or more of the following events shall be an event of default, and may, at the option of the non-defaulting party, exercised by oral notice to the defaulting party, followed by written notice, effect an immediate termination of the particular Loan in default or every Loan of securities outstanding as of the date of default: (i) non-delivery by the Borrower of any Loaned Securities within the time period specified in Subsection (a) hereof following the termination of any Loan made pursuant to this Agreement; (ii) non-delivery by the Lender of any Collateral within the time period specified in Subsection (a) hereof following the termination of any Loan made pursuant to this Agreement; (iii) failure by either party to deliver or return Collateral, as the case may be, as required pursuant to this Agreement; (iv) failure of the Borrower to extend the term of any letter of credit delivered as Credit Collateral on or before one day prior to its original or previously-extended expiration date, unless on or before such day substitute Collateral (with a then current market value equal to the amount available for drawing under such letter of credit) is duly pledged and delivered to the Lender hereunder; (v) non-payment by either party, when due, of any payments, distributions or exchanges required to be made by the parties pursuant to Sections 3(a)and 3(b) if such default is not cured within one business day’s notice thereof; (vi) non-payment by the Borrower, when due, of the securities loan fee required to be paid pursuant to Section 11; (vii) breach by either party of any material provision or representation, warranty or covenant hereunder, if such breach is not cured within one business day’s notice thereof; (viii) a violation by the Borrower, in connection with the Loaned Securities or the holding or disposition thereof by the Borrower, of any applicable law, regulation or rule of the United States or any instrumentality thereof, the New York Stock Exchange, Inc. or any other stock exchange to the requirements of which the Borrower is subject, the Board of Governors of the Federal Reserve System or the National Association of Securities Dealers, Inc.; (ix) if either party makes a general assignment for the benefit of creditors; admits in writing its inability to pay its debts as they become due; files a petition in bankruptcy; is adjudicated a bankrupt or insolvent; files a petition seeking any reorganization, arrangement, composition, liquidation, dissolution or similar relief under any present or future statute or regulation; seeks consent to or acquiesces in the appointment of any trustee, receiver or liquidator of the party or any material part of its assets or properties; has filed against it any petition in any court or before any agency alleging the bankruptcy or insolvency of the party, or seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute or regulation; or has a receiver or trustee appointed with respect to all or a portion of its property; (x) failure of either party, within sixty days following the entry of any final judgment for the payment of money against such party, to discharge or stay the execution pending appeal of such judgment, or the failure, within sixty days following the expiration of any such stay, to discharge such judgment; (xi) the suspension or expulsion of the Borrower from membership or participation in any national securities exchange or association or other self-regulatory organization or if it is suspended from dealing in securities by any governmental agency; and (xii) the revocation or suspension by any applicable federal or state government or agency thereof of the Lender’s license, charter, or other authorization necessary to conduct a material portion of its business.

Section 5. Lender’s Remedies. In the event the Borrower fails to deliver to the Lender the Loaned Securities in accordance with the provisions of Section 4(a), or in the event of any default by Borrower under Section 4(b) of this Agreement, the Lender shall have, as to the Collateral, all the rights and remedies of a secured party under the New York Uniform Commercial Code and all such other rights provided by law and, in addition, the Lender shall have the right to sell any Securities Collateral or draw a draft or drafts under any Credit Collateral and use the proceeds thereof together with any Cash Collateral to purchase securities identical to the Loaned Securities which were not returned to the Lender on the open market and cover any expenses associated with the purchase of such securities and disposition of Collateral and any payments due from the Borrower to the Lender under this Agreement. In the event the sum of the purchase price for such securities, plus expenses associated with such purchase and the disposition of Collateral, plus the amount of any payments due from the Borrower to the Lender under this Agreement exceeds the proceeds of the Collateral, the Borrower shall be liable to the Lender for the amount of such excess together with the interest thereon at the lesser of (i) the prime rate as quoted in The Wall Street Journal (New York Edition) for the business day preceding the date on which such determination is made or (ii) the highest rate permissible under applicable usury law, from the date of such securities purchase to the date of payment by the Borrower thereof. In the event the proceeds of the Collateral exceed the sum specified in the preceding sentence, such excess shall be delivered by the Lender to the Borrower.

Section 6. Borrower’s Remedies. In the event that the Lender fails to return to the Borrower the Collateral as required by Section 4(a), or in the event of any default by Lender under Section 4(b) of this Agreement, the Borrower shall, upon notice to the Lender, have the right, in addition to any other remedies provided herein or under applicable law, to sell a like amount of the Loaned Securities in the principal market for such securities and to retain the proceeds of such sale. In such event, the Borrower may treat the Loaned Securities as its own and the Lender’s obligation to return the Collateral shall terminate. In the event the sale price received from such securities is less than the value of the Collateral, the Lender shall be liable to the Borrower for the amount of any deficiency (plus all amounts, if any, due to the Borrower hereunder), together with interest thereon at the lesser of (i) the prime rate as quoted in The Wall Street Journal (New York Edition) for the business day preceding the date on which such determination is made or (ii) the highest rate permissible under applicable usury law, from the date of such sale until the date of payment of such deficiency. In calculating this deficiency, there shall be deducted from the proceeds of the securities sold under this Section 6, broker’s fees and commissions and all other reasonable costs, fees and expenses related to such sale. Upon the satisfaction of all of the Lender’s obligations hereunder, any remaining Loaned Securities, or cash in an amount equal to the value of the Collateral on the termination date minus amounts which the Borrower has received pursuant to this Section 6, shall be returned to the Lender.

Section 7. Delivery of Securities. Whenever the Lender or the Borrower are required to deliver securities to the other under this Agreement, provided the Lender and the Borrower are each participants in a central securities depository, at the request of the party to whom the securities are to be delivered, such delivery, or portion thereof so requested, shall be accomplished by the delivering party causing its account at the depository to be debited and the account thereat of the other party to be credited with the securities to be delivered, in accordance with the rules and regulations of such depository.

Section 8.  Representations, Warranties, Covenants and Agreements of Borrower.

The Borrower represents, warrants, covenants and agrees with and to the Lender as follows:

(a) The Borrower has the legal right and authority to execute, deliver and perform this Agreement, and no disability or contractual obligation exists which would prohibit the Borrower from so doing; the Borrower has obtained all necessary approvals or authorizations from all regulatory bodies for the transactions contemplated hereby; the execution and delivery of this Agreement complies, and all transactions contemplated hereby will comply, with all applicable laws and regulations, including without limitation, all applicable rules and regulations of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. (“NASD”), any applicable provisions of Regulation of the Board of Governors of the Federal Reserve System and all applicable requirements of the New York Stock Exchange, Inc. and of any other stock exchange to the requirements of which the Borrower may be subject;

(b) The Borrower is borrowing the Loaned Securities only for the purpose of making delivery of such securities in the case of short sales or failure to receive securities which the Borrower is required to deliver, in connection with specific transactions which have already occurred or are in immediate prospect, or as otherwise permitted pursuant to Regulation T;

(c) Except with respect to any transfers made by the Borrower to other persons for the purposes specified in clause (b) hereof, the Borrower shall, at all times, hold the Loaned Securities in its possession, shall keep the Loaned Securities specifically and physically set aside as identifiable property of the Lender and shall at no time commingle the Loaned Securities with any other property of the Borrower or any other person; provided, that the Loaned Securities may be held in the manner provided in Rule 15c3-3(c)(1) of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, if the books or records of the Borrower identify such securities;

(d) The Borrower will give prompt notice to the Lender of (i) the commencement of any investigation or proceedings which the Borrower has reason to believe may result in the suspension or expulsion of the Borrower from any stock exchange or from the NASD or the suspension of the Borrower’s power under Federal or State law to transact business as a broker or dealer in securities, and of any such suspension or expulsion; (ii) any violation by the Borrower of any rule limiting its aggregate indebtedness or requiring a minimum net capital imposed under the Securities Exchange Act of 1934 or the rules and regulations thereunder or by any stock exchange or, under any such rule, the imposition of a prohibition against expansion, or of a requirement of any reduction, of the business of the Borrower; (iii) any communication to the Borrower from the Securities and Exchange Commission or any exchange constituting notice to the Borrower of any violation of the rules referred to in item (ii) above or a warning to the Borrower of a threatened violation of any such rules; (iv) any information that the Borrower is under special surveillance by any stock exchange; and (v) any information that the Securities and Exchange Commission or any self-regulatory organization has notified the Securities Investor Protection Corporation, pursuant to Section 5(a)(1) of the Securities Investor Protection Act of 1970, of facts which indicate that the Borrower is in, or is approaching, financial difficulty;

(e) The Borrower has furnished the Lender with either (i) a complete list of those employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which Borrower or any affiliates of Borrower have discretionary authority or control or render investment advice (within the meaning of 29 CFR 2510.3-21(c)) with respect to any assets in such plans, or (ii) a complete list of Borrower and any affiliates of the Borrower which have discretionary authority or control or render investment advice (within the meaning of 29 CFR 2510.3-21(c)) with respect to any assets held in any ERISA plans. On a continuing basis, the Borrower shall immediately advise the Lender of any changes to the list provided to Lender pursuant to this Section 8(e);

(f) The Borrower has furnished the Lender with (i) the most recent available audited statement of its financial condition, and (ii) the most recent available unaudited statement of its financial condition (if more recent than such audited statement);

(g) Each Loan that is negotiated constitutes a representation by the Borrower to the Lender that, at the time the Loan is made, the financial statements referenced in clause (f) above are true, complete and correct and present fairly the financial condition of the Borrower as of the date of such statements and the results of its operations for the period covered by such statements, and that there has been no material adverse change in its financial condition since the date of the most recent financial statement furnished to the Lender that has not been disclosed to the Lender;

(h) This Agreement and the Loans made hereunder shall be “securities contracts” for purposes of the Bankruptcy Code and any bankruptcy proceedings thereunder.

Section 9. Representations, Warranties and Agreements of Lender. The Lender represents, warrants and agrees with and to the Borrower as follows:

(a) The Lender has legal right and authority to execute, deliver and perform this Agreement, and no contractual obligation exists which would prohibit it from so doing;

(b) At the time of delivery of the Loaned Securities from the Lender to the Borrower, the Lender knows of no present intention to sell the Loaned Securities; and

(c) The Lender agrees that this Agreement and the Loans made hereunder shall be “securities contracts” for purposes of the Bankruptcy Code and any bankruptcy proceedings thereunder.

Section 10. Transfer Taxes. The Borrower shall pay all transfer taxes and necessary costs with respect to (a) the transfer of Loaned Securities or their equivalent between the Lender and the Borrower, and (b) the transfer of any Collateral between the Lender and the Borrower or the disposition thereof by the Lender pursuant to Section 5. If the Lender shall incur any loss by reason of the Borrower’s failure to pay all such costs and taxes, the Borrower shall be liable to the Lender for such loss, which the Lender may satisfy by retaining an amount of the Collateral sufficient to satisfy its claim against the Borrower with respect to such costs and taxes.

Section 11. Payment of Securities Loan Fee. Unless otherwise agreed upon by the parties, the Borrower shall, not later than fifteen days after the end of each month, pay to the Lender, in immediately available funds, a securities loan fee, if any, accrued on a daily basis through the end of such month, expressed as a percentage per annum of the market value of the Loaned Securities, provided, first that no securities loan fee shall be payable in connection with a Loan collateralized continuously and completely by Cash Collateral; and second, that, for purposes of determining the amount of the securities loan fee under a Loan collateralized in part by Cash Collateral and in part by other Collateral, the securities loan fee shall be applicable to the extent only of Collateral other than Cash Collateral.

Section 12. Payment of Loan Rebate Fee. Unless otherwise agreed upon by the parties, the Lender shall, not later than fifteen days after the end of each month, pay to the Borrower, in immediately available funds, a loan rebate fee, if any, accrued on a daily basis through the end of such month, expressed as a percentage per annum of the balance of Cash Collateral held by the Lender; provided, first, that a loan rebate fee shall be payable only in connection with a Loan collateralized in whole or in part by Cash Collateral; and second, that, for purposes of determining the amount of the loan rebate fee under a Loan collateralized in part by Cash Collateral and in part by other Collateral, the loan rebate fee shall be applicable only to the extent of Cash Collateral.

Section 13. Indemnification. The Borrower agrees to indemnify, defend, hold and save harmless the Lender from any claims, actions, demands, expenses, costs and lawsuits (including reasonable attorneys fees) of any kind whatsoever arising from or in any way out of the use that the Borrower makes of the Loaned Securities, except such as are made and caused by the gross negligence or willful wrongful acts of the Lender. If the Lender does not return any Collateral which, under the terms of this Agreement, are required to be returned, or if the Borrower fails to return the Loaned Securities, then and in such event such failing party agrees to reimburse the other party for any and all losses caused by such party’s failure to redeliver such securities to a subsequent purchaser, except that the other party shall take all reasonable steps to minimize any such loss.

Section 14. Miscellaneous
(a) Any written communications between the parties shall be effective upon receipt and shall be personally delivered or mailed by registered or certified mail, postage prepaid,

(i) if to the Lender,

U.S. Bancorp Asset Management, Inc.
800 Nicollet Mall
Minneapolis, MN 55402
Attention: Emil C. Busse, Jr.

(ii) if to the Borrower
___________________________
___________________________
___________________________
___________________________

or to such other address or attention as either the Lender or the Borrower shall have furnished to the other in writing; provided, that any written communications may be sent by telegram, telex or facsimile transmission and later confirmed by registered or certified mail.

(b) No action or inaction by the Lender hereunder, including but not limited to, demanding additional Collateral, shall constitute a waiver of any right, and a right may only be waived expressly by a signed instrument in writing.

(c) This Agreement supersedes any other agreement between the parties concerning Loans of securities and may not be amended or modified except by an instrument in writing signed by both parties hereto.

(d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

(e) This Agreement shall not be assignable by either party hereto without prior written consent of the other party, except that the Lender may assign this Agreement to an affiliate of the Lender, and shall be binding upon each party hereto and their respective successors and assigns.

(f) The parties hereto agree that each section and provision herein shall be treated as a separate and independent clause and the enforceability of any one clause shall in no way impair the enforceability of any of the other clauses. If, moreover, at any time in the future, any one or more of the provisions contained in the Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable, such sections or provisions shall be construed by limiting and reducing them so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

(g) It is the intention of the parties hereto that, subject to the termination provisions set forth herein, this Agreement shall constitute a continuing agreement in every respect and shall apply to each and every Loan, whether now existing or hereafter made by Lender to Borrower. Borrower and Lender may each at any time terminate this Agreement upon five (5) business days’ written notice to the other to that effect. The sole effect of any such termination of this Agreement will be that, following such termination, no further Loans by Lender shall be made or considered made hereunder, but the provisions hereof shall continue in full force and effect in all other respects until all then outstanding Loans have been terminated and all obligations satisfied as herein provided.

(h) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, The parties hereto have caused this instrument to be executed as of the day and year first above written

U.S. BANCORP ASSET MANAGEMENT, INC.
[LENDER]
By _________________________________
Its _________________________________

____________________________________
[BORROWER]
By _________________________________
Its _________________________________

EXHIBIT D

TO SECURITIES LENDING AGREEMENT

Permitted Investment of Cash Collateral

General Objectives

The objective of this policy is to provide for the short-term investment of cash collateral for participants in the U.S. Bancorp Asset Management, Inc. (“USBAM”) Securities Lending Program as it applies to the various mutual fund series of Baird Funds, Inc. The prime considerations for the investment of cash collateral shall be safety of principal and liquidity requirements.

Standards

I.	Types of Investments

A.
Cash collateral may be invested in, and is limited to, repurchase agreements, master notes (VAN), mutual funds, U.S. Government and Agency securities, U.S. or Eurodollar certificates of deposit and time deposits, commercial paper, sovereign obligations, corporate fixed and floating rate notes, and other short-term money market instruments, in each case denominated in U.S. dollars.

II.	Quality of Investments

A.
Commercial Banks/Insurance Companies: The bank/insurance company shall have a minimum rating of A-1 by Standard and Poor’s Corporation or Prime-1 by Moody’s Investor Service, or an equivalent rating by another NRSRO, or, if not rated, have an outstanding debt issue currently rated Aa or better by Moody’s or AA or better by Standard and Poor’s, or an equivalent rating by another NRSRO. All banks/insurance companies must be on the USBAM Approved List.

B.
Foreign Banks: The bank shall have a minimum rating of A-1 by Standard and Poor’s Corporation or Prime-1 by Moody’s Investor Service, or an equivalent rating by another NRSRO, or, if not rated, have an outstanding debt issue currently rated Aa or better by Moody’s or AA or better by Standard and Poor’s, or an equivalent rating by another NRSRO. All banks must be on the USBAM Approved List.

C.
Commercial Paper / Corporate Notes: All commercial paper and notes issued by, and loan participations in, approved domestic and foreign corporations (see II.A and B above) shall have a minimum rating of A-1 by Standard and Poor’s Corporation or Prime-1 by Moody’s Investor Service, or an equivalent rating by another NRSRO, or, if not rated, shall be issued by or in companies having an outstanding debt issue currently rated Aa or better by Moody’s or AA or better by Standard and Poor’s, or an equivalent rating by another NRSRO. All commercial paper, notes and loan participations must be on the USBAM Approved List.

D.
Repurchase Agreements: Those broker/dealers approved for repurchase agreement transactions shall be limited to broker/dealers for which a securities lending line has been approved by U.S. Bank National Association (“U.S. Bank”). Repurchase agreements may also be executed with any approved bank (see II.A and B above).

The following requirements shall apply to all repurchase agreement transactions:

1.
The sum of the dollar amount of the collateral for the securities on loan to, and the dollar amount of any funds invested in repurchase agreements with, a particular broker/dealer at any one time shall not exceed the approved securities lending line.

2.
USBAM on behalf of the Customer will use a standard form of repurchase agreement such as the Bond Market Association (“BMA”) model repurchase agreement, or another form of agreement which contains comparable provisions, when entering into repurchase agreements.

3.
USBAM shall perfect the security interest of the Customer in the collateral underlying the repurchase agreement, so that to the maximum extent permitted by law, the Customer’s interest will be protected if there is a default by the other party to the repurchase agreement.

4.
Repurchase agreements entered into by USBAM on behalf of the Customer shall be adequately collateralized, i.e., the amount of the collateral required at inception of a repurchase agreement transaction shall be equal to at least 102% of the principal amount of the transaction. In addition, the market value of the securities held as collateral shall be marked to the market daily during the entire term of the transaction and the repurchase agreement shall provide that additional collateral will be required from the broker/dealer or bank if the market value of the securities falls below the excess collateral percentage agreed to at the inception of the repurchase agreement.

5.
Repurchase agreements safe kept with the seller on a “Hold-in-Custody” basis, rather than delivered to the Custodian or its agent, shall be required to be on par for repayment with the seller’s senior unsecured debt which must be on the USBAM Approved List. Diversification requirements for transactions of this nature shall be controlled by the requirements with respect to unsecured debt.

E.	Master Notes: Master Notes shall conform to the standards set forth in the Comptroller’s Regulation 9 and opinions on “Variable Amount Notes”, and the issuer must be on the USBAM Approved List.

F.	Mutual Funds: Only First Tier institutional money market funds are acceptable.

G.	Sovereign Obligations: Investments shall be with sovereign entities rated AAA by Standard and Poor’s or Aaa by Moody’s, or equivalent rating by another NRSRO, and shall be denominated in U.S. dollars.

III.	Maturity

A.	There is no maturity limitation for securities received as repurchase agreement collateral.

B.	A minimum of 20% of an investment account must mature or be redeemable on any business day.

C.
An instrument that is issued or guaranteed by the United States Government or any agency thereof which has a variable rate of interest, set off a money market rate (e.g., Fed Funds, Bills, LIBOR, CP, Prime), readjusted no less frequently than every 95 days, shall be deemed to have a maturity equal to the period remaining until the next readjustment of the interest rate consistent with Rule 2a-7 under the Investment Company Act of 1940.

D.
An instrument that is issued by a corporation which has a variable rate of interest, set off a money market rate (e.g., Fed Funds, Bills, LIBOR, CP, Prime), readjusted no less frequently than every 95 days, shall be deemed to have a maturity equal to the period remaining until the next readjustment of the interest rate, consistent with Rule 2a-7. These instruments shall have a final maturity not to exceed 397 days or have an unconditional put back to the issuer not to exceed 95 days.

E.	The maximum maturity on fixed rate investments shall not exceed 190 days.

F.	The maximum maturity on repurchase agreements shall not exceed 190 days.

G.	The difference between the average number of days to reset on the investment securities and the loaned securities shall not exceed 15 days.

IV.	Pooling of Cash Collateral

To the extent permitted by law or SEC exemptive order or no-action letter (including the Chase No-Action Letter), the cash collateral will be pooled and invested consistent with investment restrictions that are similar across various Customers. USBAM has two categories or accounts for pooling the cash collateral to accommodate the various investment restrictions of the Customers. Otherwise USBAM will maintain a segregated cash collateral account for each Customer, but will use consistent investment guidelines set out by the appropriate category. Note that the investment restrictions in Category 2 are a subset of Category 1. Categories may be added or deleted as necessary to accommodate different investment restrictions.

Category 1: Eligible Customers: _____[LIST FUNDS]__

A.
Repurchase agreements shall be backed by corporate obligations with a rating of no less than Baa3/BBB- by Moody’s and S&P and shall be limited to 25% of the cash collateral pool or account. These agreements will be on an overnight basis, negotiated daily and only with broker/dealers and banks on the USBAM Approved List. The agreement will require a minimum of 2% overcollateralization for First Tier money market investments and 5% on all other corporate obligations, and will have no one issuer represent more than 20% of the balance.

B.
Repurchase agreements wrapped with a guarantee by an issuer on the USBAM Approved List will be carried as debt obligations of that issuer (along with any other debt obligations of that issuer) so long as the guarantee is on par with the senior obligations of that issuer.

C.	Illiquid investments will be limited to 10% of the net assets of the investment account.

D.
Other credit sensitive investments must meet the following diversification requirements, calculated as a percent of the cash collateral pool or account balance at the time of purchase: 5% name limitation, 25% industry limitation, 25% foreign limitation, and 5% in any one/10% aggregate investment in any First Tier money market funds.

E.	Repurchase agreements backed by Treasury or agency issues may be purchased without restriction.

Category 2: Eligible Funds: [LIST FUNDS]

A.	Investments are limited to repurchase agreements backed by Treasury or agency issues and may be purchased without restriction.

B.	Money market mutual funds that invest primarily in U.S. government obligations.

V.	Miscellaneous

The investment officer of the cash collateral investment account is authorized, consistent with this policy, to invest and trade without limitation as necessary to accomplish the account’s objectives.

Any investment other than those on the USBAM Approved List or otherwise explicitly covered by this policy must be approved by the appropriate USBAM oversight committee.

For purposes of investment risk, each investment held in the investment account is allocated to securities lending participants pro rata, based upon the loans outstanding.

Exceptions and/or structural changes to this policy must be approved by the appropriate USBAM oversight committee.

Securities Lending shall not purchase any derivative securities as defined by U.S. Bank’s Trust Derivative policy.